Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Eagle Bancorp Montana, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock par value $0.01 per share	Other(2)	100,000	$19.26	$1,926,000	0.0000927	$178.54
Total Offering Amounts					$1,926,000		$178.54
Total Fee Offsets							$--
Net Fee Due							$178.54

(1)

Represents additional shares of the common stock, par value $0.01 per share (the “Common Stock”), of Eagle Bancorp Montana, Inc. (the “Registrant”) authorized for issuance under the 2011 Stock Incentive Plan for Directors, Officers and Employees, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock that may be offered or issued under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Global Market on May 23, 2022, which was $19.26.